AUTOBYTEL REPORTS 2010 FOURTH QUARTER
AND FULL YEAR FINANCIAL RESULTS

■	Fourth Quarter Gross Margin Improved Two-and-a-Half Percentage Points from the Third Quarter of 2010
■	Achieves 27% Year-Over-Year Growth in Purchase Request Revenue
■	Believes Profitability and Positive Cash Flow Will Be Achieved in Second Quarter 2011

IRVINE, Calif.  (March 9, 2011) – Autobytel Inc. (Nasdaq: ABTL), a leading provider of online consumer purchase requests and marketing resources to the automotive industry, today reported financial results for the fourth quarter and full year ended December 31, 2010.

Total revenue for the 2010 fourth quarter grew 20% to $14.7 million, from $12.3 million for last year’s fourth quarter, and increased 14% from $12.9 million for the preceding third quarter of 2010.

Purchase request revenue increased 27% for the 2010 fourth quarter, compared with the same quarter last year, and rose 16% from the immediately preceding third quarter.  The improvement relates primarily to substantially increased wholesale purchase requests resulting from the acquisition of Cyber Ventures and Autotropolis in September 2010, including purchase requests sold directly to OEMs or indirectly to OEMs through third party customers.  Advertising revenue was $856,000 for the 2010 fourth quarter, compared with $1.4 million for last year’s fourth quarter, and $1.0 million for the 2010 third quarter.  The decreases reflected a reduction in monetized page views across the company’s websites, showing the full year effect of poor quality traffic cancelled in late 2009 and early 2010.

“Revenue grew on a sequential basis for the third consecutive quarter,” said Jeffrey H. Coats, President and Chief Executive Officer.  “Since acquiring Cyber Ventures and Autotropolis last September, we believe we have become the largest generator of purchase requests for new cars in the country, with approximately 70 percent of all of our purchase requests being generated from our own network of consumer-facing websites.

“Our ability to substantially increase the volume of high-quality, internally-generated purchase requests we deliver, has resulted in greater customer demand, growth in our OEM and dealer base, and improved gross margins,” Coats said.  “As the automotive industry continues its path of steady improvement, and Autobytel continues to execute on its business plan, we believe that we are well positioned for growth and that profitability and positive cash flow will be achieved in the second quarter of 2011.”

Gross margin improved to 39.3% for the 2010 fourth quarter, from 39.1% a year ago and from 36.8% for the preceding third quarter.  The increases are primarily attributable to a greater proportion of internally-generated auto purchase requests.

Total operating expenses were $9.0 million for the 2010 fourth quarter, which included approximately $1.0 million in severance and stock compensation costs related to a workforce reduction completed during the fourth quarter, as well as $347,000 of direct expenses related to the acquisition of Cyber Ventures and Autotropolis and $331,000 of acquisition-related amortization.  The company reported total operating expenses of $5.9 million for the 2009 fourth quarter and reported $7.9 million in the preceding third quarter, which included approximately $57,000 of severance costs, $340,000 of direct expenses associated with the acquisition of Cyber Ventures and Autotropolis, and $51,000 of acquisition-related amortization.  The increase in total operating expense for the year-over–year fourth quarter period was due largely to higher product development and personnel costs, particularly related to the company’s consumer website re-design and platform improvements as well as the ongoing operating expenses associated with the acquisition.

Operating loss totaled $3.2 million for the 2010 fourth quarter, compared with an operating loss of $1.1 million for the same quarter last year.

Net loss was $3.3 million, or $0.07 per share, for the 2010 fourth quarter, versus a net loss of $1.0 million, or $0.02 per share, in the prior-year period.

Full Year Results
Revenue totaled $51.5 million for the full year ended December 31, 2010, versus $52.9 million in 2009.  Purchase request revenue for 2010 grew 3% over 2009.  Advertising revenue totaled $3.8 million for 2010, compared with $6.5 million for 2009.

Gross margin improved to 37.8% for the most recent 12-month period from 35.8% last year.

Total operating expenses for 2010 were $28.5 million, compared with $24.1 million for the prior year.  Operating loss totaled $9.0 million for 2010, versus $5.2 million a year ago.

Net loss for 2010 totaled $8.6 million, or $0.19 per share, compared with $2.4 million, or $0.05 per share, for 2009, which included $1.2 million, or $0.03 per share, in income from discontinued operations.

Principally as a result of the acquisition of Cyber Ventures and Autotropolis in September 2010, plus a $1.0 million investment in DriverSide.com, a premier online resource for car owners, cash and cash equivalents declined to $8.8 million at December 31, 2010, from $25.1 million at December 31, 2009.  Cash and cash equivalents at September 30, 2010 were $10.3 million.

Conference Call
Autobytel management will host a conference call today at 5 p.m. ET/2 p.m. PT to discuss its 2010 fourth quarter and full year financial results.  Interested parties may participate in the live call by dialing 877-852-2929, passcode 46653670.  An audio broadcast will also be available through a live webcast at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).  Please visit the website at least 15 minutes prior to the start of the call to register and download any necessary software.  For those unable to listen to the live broadcast, the call will be archived for one year on Autobytel’s website.  A telephone replay of the call will also be available through March 16, 2012 by dialing 800-642-1687, passcode 46653670.  The slides that will be referenced during the call will be available on the company’s website at www.autobytel.com (click on “Investor Relations” and then click on “Events & Presentations”).

The slides will contain a disclosure of adjusted operating expenses, which is a non-GAAP financial measure as defined by SEC Regulation G.  A reconciliation of this non-GAAP financial measure to the most directly comparable GAAP financial measure will be included in the slides.

About Autobytel Inc. (www.autobytel.com)
Autobytel Inc., an online leader offering consumer purchase requests and marketing resources to car dealers and manufacturers and providing consumers with the information they need to purchase new and used cars, pioneered the automotive Internet when it launched autobytel.com in 1995. Autobytel continues to offer innovative products and services to help consumers buy, and auto dealers and manufacturers sell, more used and new cars.  Autobytel has helped tens of millions of automotive consumers research vehicles; connected thousands of dealers nationwide with motivated car buyers; and helped every major automaker market its brand online.  Through its flagship website Autobytel.com®, its network of automotive sites, including Autotropolis.com®, Autoweb.com®, AutoSite.com®, Car.comsm, CarSmart.com®, CarTV.com®, DealershipJobs.comsm, MyGarage.com® and MyRide.com® and its respected online partners, Autobytel continues its dedication to innovating the industry's highest quality Internet programs to provide consumers with a comprehensive and positive automotive research and purchasing experience, and auto dealers, dealer groups and auto manufacturers with one of the industry's most productive and cost-effective customer referral and marketing programs.

Forward-Looking Statements Disclaimer
The statements contained in this press release that are not historical facts are forward-looking statements under the federal securities laws.  These forward-looking statements, including, but not limited to the company’s belief regarding the achievement of profitability and positive cash flow for the second quarter 2011, are not guarantees of future performance and involve assumptions and risks and uncertainties that are difficult to predict. Actual outcomes and results may differ materially from what is expressed in, or implied by, these forward-looking statements.  Autobytel undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.  Among the important factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements are changes in general economic conditions; the financial condition of automobile manufacturers and dealers; changes in fuel prices; the economic impact of terrorist attacks, political revolutions or military actions; dealer attrition; pressure on dealer fees; increased or unexpected competition; the failure of new products and services to meet expectations; failure to retain key employees or attract and integrate new employees; actual costs and expenses exceeding charges taken by Autobytel; changes in laws and regulations; costs of legal matters, including, defending lawsuits and undertaking investigations and related matters; the failure to integrate the Cyber Ventures and Autotropolis acquisition and other matters disclosed in Autobytel’s filings with the Securities and Exchange Commission.  Investors are strongly encouraged to review the Annual Report on Form 10-K for the year ended December 31, 2009 and December 31, 2010, which is expected to be filed within the next few days, and other filings with the Securities and Exchange Commission for a discussion of risks and uncertainties that could affect business, operating results, or financial condition of Autobytel and the market price of the company’s stock.  In addition, current year financial information could be subject to change as a result of subsequent events or the finalization of the company’s financial statement close which culminates with the filing of its Form 10-K.

Contacts:
Investor Relations Agency
PondelWilkinson Inc.
Roger Pondel/Laurie Berman
310-279-5980
investor@pondel.com

Media Relations Agency
MSC-PR
Michelle Suzuki
310-444-7115
michelle@msc-pr.com

Jim Helberg, Autobytel Media Relations
949-862-1395
jimh@autobytel.com

# # #

(Financial Tables Follow)

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
(Amounts in thousands, except share and per-share data)

	December 31,	December 31,
	2010	2009
Assets
Current assets:
Cash and cash equivalents	$ 8,819	$ 25,097
Restricted cash	400	-
Accounts receivable (net of allowances for bad debts and customer credits of $621 and $1,107, at December 31, 2010 and December 31, 2009, respectively)	9,067	8,573
Prepaid expenses and other current assets	797	594
Total current assets	19,083	34,264
Property and equipment, net	1,733	1,003
Long-term strategic investment	1,000	-
Intangible assets, net	4,258	-
Goodwill	11,677	-
Other assets	81	123
Total assets	$ 37,832	$ 35,390

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$ 3,713	$ 2,539
Accrued expenses and other current liabilities	4,995	4,028
Deferred revenues	564	603
Total current liabilities	9,272	7,170
Convertible note payable	5,000	-
Other non-current liabilities	457	79
Total liabilities	14,729	7,249

Commitments and contingencies	-	-

Stockholders' equity:
Preferred stock, $0.001 par value; 11,445,187 shares authorized; none outstanding	-	-
Common stock, $0.001 par value; 200,000,000 shares authorized; 45,689,062 and 45,168,706 shares issued and outstanding, as of December 31, 2010 and December 31, 2009, respectively	46	45
Additional paid-in capital	305,356	301,831
Accumulated deficit	(282,299)	(273,735)
Total stockholders' equity	23,103	28,141
Total liabilities and stockholders' equity	$ 37,832	$ 35,390

AUTOBYTEL INC.
UNAUDITED CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,

	2010	2009	2010	2009

Revenues:
Purchase requests	$ 13,754	$ 10,807	$ 47,609	$ 46,236
Advertising	856	1,408	3,815	6,508
Other revenues	49	35	110	174
Total net revenues	14,659	12,250	51,534	52,918
Cost of revenues (excludes depreciation of $71 and $64 for the three months ended December 31, 2010 and 2009, respectively, and $243 and $304 for the twelve months ended December 31, 2010 and 2009, respectively)	8,905	7,463	32,032	33,986
Gross profit	5,754	4,787	19,502	18,932

Operating expenses:
Sales and marketing	3,006	2,583	11,583	10,090
Technology support	2,389	1,022	6,963	4,383
General and administrative	3,150	2,080	11,768	11,454
Depreciation and amortization	499	224	1,099	1,087
Patent litigation settlement	(67)	(44)	(2,939)	(2,892)
Total operating expenses	8,977	5,865	28,474	24,122
Operating loss	(3,223)	(1,078)	(8,972)	(5,190)
Interest and other income, net	13	114	590	1,028
Income tax provision (benefit)	89	21	182	(606)
Loss from continuing operations	(3,299)	(985)	(8,564)	(3,556)
Discontinued operations, net	-	15	-	1,179
Net loss	$ (3,299)	$ (970)	$ (8,564)	$ (2,377)

Basic and diluted loss per common share:
Loss from continuing operations	$ (0.07)	$ (0.02)	$ (0.19)	$ (0.08)
Discontinued operations, net	-	-	-	0.03
Basic and diluted loss per common share	$ (0.07)	$ (0.02)	$ (0.19)	$ (0.05)

Shares used in computing net loss per common share (in thousands):
Basic	45,427	44,748	45,090	44,563
Diluted	45,427	44,748	45,090	44,563

AUTOBYTEL INC.
Reconciliations of Net Loss and Total Operating Expenses
(Amounts in thousands, except per-share data)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	Earnings Per Share	December 31, 2010	Earnings Per Share

Net Loss	$ (3,299)	$ (0.07)	$ (8,564)	$ (0.19)
Severance-related costs	963	$ 0.02	1,450	$ 0.03
Acquisition costs	347	$ 0.01	687	$ 0.02
Amortization related to acquired intangible assets	331	$ 0.01	382	$ 0.01
Net Loss, excluding severance,
acquisition costs and amortization related to acquired intangible assets	$ (1,658)	$ (0.03)	$ (6,045)	$ (0.13)

	Three Months Ended		Twelve Months Ended
	December 31, 2010	% of Revenues	December 31, 2010	% of Revenues

Total net revenues	$ 14,659	100%	$ 51,534	100%

Operating expenses	$ 8,977	61%	$ 28,474	55%
Severance-related costs	(963)	-7%	(1,450)	-3%
Acquisition costs	(347)	-2%	(687)	-1%
Amortization related to acquired intangible assets	(331)	-2%	(382)	-1%
Operating expenses, excluding
severance, acquisition costs and amortization related to acquired intangible assets	$ 7,336	50%	$ 25,955	50%